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                                                                    Exhibit 99.1


                         TOWER AUTOMOTIVE ANNOUNCES MOVE
                          OF DODGE RAM FRAME PRODUCTION


         NOVI, Michigan - February 10, 2004 - Tower Automotive, Inc. (NYSE: TWR) today announced that a decision has been finalized to move the production of the frame assembly for the Dodge Ram light truck from Tower Automotive's Milwaukee manufacturing facility to the company's joint venture partner, Metalsa S. de R.L., in Monterrey, Mexico. Tower Automotive has a 40-percent equity interest in Metalsa, a producer of frame assemblies for light-truck and heavy-duty-truck applications. The move is planned for mid-2005.

         "This decision reflects the need for suppliers like Tower Automotive to have a presence in global markets," said Kathleen Ligocki, President and CEO of Tower Automotive. "I want to thank our colleagues in Milwaukee for their hard work on the current Dodge Ram frame. We will work closely with our joint-venture partner Metalsa to ensure a smooth transition for our customer."

         Metalsa CEO Jesus Theurel added, "This is an exciting opportunity for Metalsa to continue our relationship with DaimlerChrysler. We look forward to the challenge of ensuring a successful move."

         Tower Automotive continues to be a major supplier to DaimlerChrysler, providing components for the Dodge Dakota, the Jeep Grand Cherokee and several DaimlerChrysler minivan models, among other vehicles. The company will launch four new programs for DaimlerChrysler in 2004.



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         Tower Automotive, Inc., is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, GM, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.


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CONTACTS:

Media Inquiries                               Investor Inquiries
Bev Pierce       616-802-1630                 Dave Tuit    616-802-1591
Paul Omodt       612-455-1732
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This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic condition in the markets in which Tower operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

Release No. 01-2003                                            February 10, 2004